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                                                                     EXHIBIT 2.1
                                                              EXECUTION DOCUMENT
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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                                    SPSS INC.

                                       and

                 THE SHAREHOLDERS OF INTEGRAL SOLUTIONS LIMITED

                      LISTED ON THE SIGNATURE PAGES HEREOF

                          Dated as of December 31, 1998



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, and all exhibits and schedules hereto, dated as of December 31, 1998, (the "Agreement"), by and among SPSS INC., a Delaware corporation ("SPSS") and the shareholders of Integral Solutions Limited, a corporation incorporated under the laws of England with Registered Number 2355560 ("ISL") listed on the signature pages hereof (individually, a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, ISL is engaged in the business of developing and distributing data mining software and providing associated services;

         WHEREAS, the respective boards of directors of each of ISL and SPSS have determined that it is advisable and for the benefit of their corporations and their respective shareholders that ISL be acquired by SPSS by means of the acquisition from the Shareholders of all of the outstanding capital shares of ISL, comprised of 930,000 shares of ordinary stock (collectively, the "Shares"), all as set forth in Section 3.3 hereto, in exchange for cash pursuant to the terms and conditions set forth herein (the "Acquisition");

         WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding Shares; and

         WHEREAS, for United States federal income tax purposes, it is intended that the Acquisition will be a qualified stock purchase within the meaning of
Section 338 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE

         1.1 Purchase and Sale of the Shares. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Shareholders shall sell, assign, transfer and deliver the Shares to SPSS, and SPSS shall purchase the Shares from the Shareholders, for an aggregate purchase price consisting of the amounts set forth in Section 1.3 hereof (the "Purchase Price") payable pursuant to the terms provided in Section
1.3 hereof.

         1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ross & Hardies, Chicago, Illinois, no later than 11:59 p.m., Central Standard Time, on December 31, 1998 (the "Closing Date") or such other place or time as the parties may agree.

         1.3 Payment of Purchase Price. Upon satisfaction of all the terms and conditions set forth in this Agreement, SPSS shall deliver the Purchase Price consisting of: (a) SIX MILLION SEVEN HUNDRED FIFTY THOUSAND SIX HUNDRED FORTY AND NO/100 DOLLARS (U.S. $6,750,640) to be paid as follows: (i) within twenty-four (24) hours of the Closing, SPSS shall deliver to the Shareholders SIX MILLION FORTY THOUSAND SIX HUNDRED FORTY AND NO/100 DOLLARS (U.S. $6,040,640) by wire transfer of immediately available funds to an account designated by the Shareholders by written notice to SPSS given on or before the Closing Date, such amount to be allocated among the Shareholders as set forth in
Schedule 1.3 hereof, and (ii) SEVEN HUNDRED TEN THOUSAND NO/100 DOLLARS (U.S. $710,000) (the "Escrowed Amount") shall be held in escrow in accordance with
Article II hereof; and (b) the 1999 Contingent Payments (as hereinafter defined) and the 2000 Contingent Payments (as hereinafter defined) calculated and payable in accordance with Section 1.4.

         1.4 Contingent Payments. For purposes of this Section 1.4, the following terms shall be defined as follows:

         "ISL Revenues" shall mean revenues recognized on the books of ISL and/or SPSS (as appropriate) for sales made through the entire ISL and/or SPSS organization worldwide (including its affiliates, agents and partners) from all ISL products and services listed on Schedule 1.4 including, without limitation, licensing of ISL's intellectual property rights, sale of ISL's technology or part of it, product license sales, maintenance sales, training fees, consulting revenue, distributor fees, royalty payments payable to ISL (pursuant to that certain Agreement for the Sale and Purchase of the Integrated Solution and Scheduling Business and Certain Assets of Integrated Solutions Limited dated January 18, 1997 by and among Auto Simulations Limited, Integral Solutions Limited and Auto Solutions, Inc. (the "ISS Agreement"; the Integral Solution and Scheduling Business referenced in the ISS Agreement is referred to herein as "ISS")), royalty payments from value added reseller and original equipment manufacturer relationships, access fees, as well as research and development funds for data mining and applications related to ISL products as recognized by ISL or SPSS from any government agency and other sources, including work-in-progress on the basis used by ISL historically. The parties hereto agree that, when calculating the amount of ISL Revenues attributable to bundled software containing a combination of an ISL product or part of an ISL product and another product or other products, the amount to be included in the ISL Revenues shall be that proportion of the total price of the bundled software which the price of the ISL product bears relative to the price of all products comprised in the bundled software when sold individually. In the event an ISL product or part is bundled with or merged into a non-ISL product or products, and the price of such ISL product or part cannot be determined, or if it is unclear as to the contribution such ISL product or part makes to the price of the bundled



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         or merged products, or if the ISL product or part so bundled or merged has no list price, then the price of the ISL product or part shall be determined by the mutual agreement of SPSS and Alan Montgomery. Any disputes under this provision shall be resolved by arbitration in accordance with Section 14.17 hereof.

         "1998 ISL Revenues" shall mean U.S. $3,450,000.

         "1999 ISL Revenues" shall mean the ISL Revenues for calendar year 1999.

         "2000 ISL Revenues" shall mean the ISL Revenues for calendar year 2000.

         (a) 1999 Contingent Payments. Upon satisfaction of the terms and conditions contained in this Section 1.4, on or before January 31, 2000, SPSS shall pay to the parties set forth on Schedule 1.3 hereof the following amounts (the "1999 Contingent Payments"):

         (i) If 1999 ISL Revenues are equal to or greater than the product of (A) 1.5 and (B) 1998 ISL Revenues, then SPSS shall pay to the parties set forth on Schedule 1.3 an amount equal to THREE MILLION EIGHT HUNDRED EIGHTY-NINE THOUSAND NINE HUNDRED FORTY-TWO AND NO/100 DOLLARS (U.S. $3,889,942).

         (ii) If 1999 ISL Revenues are equal to or greater than the product of (A) 1.2 (but less than 1.5) and (B) 1998 ISL Revenues, then SPSS shall pay to the Shareholders an amount calculated as follows:

                              (1999 Multiplier - 1.2) x ($3,889,942)
                              -----------------------
                                    (1.5 - 1.2)

                  For purposes of this calculation, the "1999 Multiplier" shall be the number determined by dividing 1999 ISL Revenues by 1998 ISL Revenues.

         (iii)    If 1999 ISL Revenues are less than the product of (A) 1.2 and
                  (B) 1998 ISL Revenues, no additional payments to the parties set forth on Schedule 1.3 shall be paid in respect of the 1999 Contingent Payments.

Each party set forth on Schedule 1.3 shall be paid his pro rata share of the 1999 Contingent Payments in accordance with Schedule 1.3.

         (b) 2000 Contingent Payments. Upon satisfaction of the terms and conditions contained in this Section 1.4, on January 31, 2001, SPSS shall pay to the parties set forth on Schedule 1.3 the following amounts (the "2000 Contingent Payments"):

         (i) If 2000 ISL Revenues are equal to or greater than the product of (A) 2.25 and (B) 1998 ISL Revenues, then SPSS shall pay to the parties set forth on Schedule 1.3



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                  an amount equal to TWO MILLION EIGHT HUNDRED EIGHTEEN THOUSAND
                  NINE HUNDRED FORTY AND NO/100 DOLLARS (U.S. $2,818,940).

         (ii) If 2000 ISL Revenues are equal to or greater than the product of (A) 1.44 (but less than 2.25 and (B) 1998 ISL Revenues, then SPSS shall pay to the parties set forth on Schedule 1.3 an amount calculated as follows:

                         (2000 Multiplier - 1.44) x ($2,818,940)
                         ------------------------
                               (2.25 - 1.44)

                  For purposes of this calculation, the "2000 Multiplier" shall be the number determined by dividing 2000 ISL Revenues by 1998 ISL Revenues.

         (iii)    If 2000 ISL Revenues are less than the product of (A) 1.44 and
                  (B) 1998 ISL Revenues, no additional payments to the parties set forth on Schedule 1.3 shall be paid.

Each party set forth on Schedule 1.3 shall be paid his pro rata share of the 2000 Contingent Payments in accordance with Schedule 1.3.

         (c) Approval of Contingent Payment Amount. No later than ten days before the date on which any Contingent Payment is due, SPSS shall provide the Shareholders with a statement setting forth SPSS' calculation of the relevant Contingent Payment, for the Shareholders' review and approval, shall make available to the Shareholders the documentation supporting SPSS' calculation of the Contingent Payment for review and shall pay to the Shareholders by wire transfer or other immediately available funds in the proportions set forth in
Schedule 1.3 the amount shown on such statement. Within thirty days of the date of the Shareholders' receipt thereof, the Shareholders shall notify SPSS of their approval or disapproval of such calculation and, if disapproved, the basis for such disapproval. Failure of the Shareholders to so notify SPSS within such thirty day period shall be deemed approval, unless the Shareholders did not receive SPSS' notice hereunder. In the event the Shareholders notify SPSS of their disapproval of SPSS' calculation of the Contingent Payment, and the parties are unable to reach agreement on or before the date on which the relevant Contingent Payment is due, such dispute shall be resolved by a "Big Five" accounting firm mutually selected by the parties or, in the absence of agreement between the parties, selected by the President for the time being of the American Arbitration Association. The decision of such accounting firm shall be binding and conclusive on all parties. The costs and expenses of such accounting firm shall be borne by SPSS if the calculation of the ISL Revenues by the accounting firm exceeds SPSS' calculation thereof by 5% or more; otherwise, such costs and expenses shall be borne by the Shareholders.

         Notwithstanding anything to the contrary contained herein, payment of any Contingent Payment as calculated by SPSS shall be made on the dates set forth herein; provided, however, that if the actual Contingent Payment due shall exceed the relevant payment made by SPSS




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hereunder, the payment of such excess amount shall be made on the date which is five days after the date on which such calculation is finally determined.

         (d) Interest. If the Shareholders do not receive on the date due any sum payable under this Agreement, SPSS shall pay, on demand, interest on such sum due, less any deduction or withholding that may be required by law, from the date of failure to pay to the date of actual payment, before as well as after judgment, at an annual rate equal to the "prime rate" published in the Wall Street Journal on the date of such failure to pay (the "Default Rate"). In the event that the 1999 Contingent Payments or the 2000 Contingent Payments, as the case may be, established in accordance with this Section 1.4, exceed the relevant payment made by SPSS hereunder, SPSS shall pay, on demand, interest on the balance, from the date such Contingent Payment was due to the date of actual payment, before as well as after judgment, at the Default Rate.

         (e) If SPSS or ISL makes an assignment for the benefit of creditors, or if a receiver or liquidator of SPSS or ISL is appointed, or if SPSS or ISL shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to U.S. federal bankruptcy law, or any similar U.S. federal or state law or English law, shall be filed by or against, consented to, or acquiesced in by, SPSS or ISL, or if any proceeding for the dissolution of SPSS or ISL shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by SPSS or ISL, as the case may be, upon the same not being discharged, stayed or dismissed within sixty (60) days,

         (i) at any time from the date of this Agreement until January 31, 2000, the sum of $6,708,882 will immediately become due and payable by SPSS to the Shareholders in the proportions set out in Schedule 1.3;

         (ii) at any time from January 31, 2000 until January 31, 2001 or the date of payment of the 2000 Contingent Payments, whichever is the later, the sum of $2,818,940 will immediately become due and payable by SPSS to the Shareholders in the proportions set out in Schedule 1.3, provided, however, that no payment will be due or made under this Section 1.4(e)(ii) if payment has been made or is due under Section 1.4(e)(i) above;

provided also that no payments will be made under this Section 1.4(e) to the extent paid under (a) or (b) above. Notwithstanding the foregoing, no payment will be made under this Section 1.4(e) in the event of a reorganization of SPSS or ISL which is not in connection with the bankruptcy or insolvency of such parties.

         1.5 Retained Assets. The parties hereto acknowledge and agree that the calculation of the Purchase Price does not include the following items which shall be sold by ISL to Alan Montgomery and Amerrall Limited, a corporation incorporated under the laws England and Wales with Registered Number 3685576, prior to the Closing (the "InferMed Sale"): all of ISL's right, title, interest in and to capital shares of InferMed Limited, a corporation incorporated



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under the laws of England and Wales with Registered Number 02621844, owned by
ISL, and ISL's healthcare business and assets as listed on Schedule 1.5 (collectively, "InferMed" or the "Retained Assets"). The Shareholders shall assume all liabilities relating to the Retained Assets.

         1.6 Tax and Accounting. The parties hereto intend that the Acquisition will be a qualified stock purchase within the meaning of Section 338 of the Code.

                                   ARTICLE II

                                     ESCROW

         2.1 Escrow. Fladgate Fielder, a partnership organized under the laws of England, and Berwin Leighton, a partnership organized under the laws of England (collectively, the "Escrow Agent"), will jointly hold the Escrowed Amount in escrow for the Shareholders' account (the "Escrow Account"). The Escrow Agent will hold the Escrowed Amount subject to the terms and conditions of an escrow agreement by and among the Shareholders, SPSS, Fladgate Fielder and Berwin Leighton substantially in the form attached hereto as Exhibit A (the "Escrow Agreement").

         2.2 Escrowed Amount. The Escrowed Amount shall on the Closing Date be paid into the Escrow Account, which shall be opened as set forth in the Escrow Agreement. If before April 30, 1999 (the "Release Date"), SPSS makes a claim for indemnification pursuant to Article XII hereof or the Tax Deed (as hereinafter defined) (an "Indemnification Claim"), the Escrow Agent shall retain in the Escrow Account the lesser of: (i) the amount standing to the credit of the Escrow Account (less accrued interest and bank charges); and (ii) the amount of the Indemnification Claim. If a sum is retained in the Escrow Account after the Release Date in accordance with this Section 2.2, the Escrow Agent shall continue to hold such sum in the Escrow Account pending the settlement or resolution of the Indemnification Claim. When the Indemnification Claim is settled or resolved and the amount payable to SPSS determined, the Escrow Agent shall, within 14 days of the determination, pay the appropriate amount to SPSS out of the Escrow Account (insofar as there is sufficient standing to the credit of the Escrow Account, after deducting accrued interest and bank charges) and the Purchase Price shall be reduced by that amount. Any amount standing to the credit of the Escrow Account after settlement or resolution of all Indemnification Claims made prior to the Release Date shall be paid to the Shareholders, less all bank charges and SPSS' pro rata share of any interest accrued pursuant to this Section 2.2. The payment of a sum to SPSS, in accordance with this Section 2.2, in or towards satisfaction of an Indemnification Claim, shall not prejudice or affect the other rights and remedies of SPSS for the purpose of recovering amounts due from the Shareholders and not satisfied by payments made out of the Escrow Account. The interest accrued on the Escrow Account shall belong to SPSS and the Shareholders in proportion to the respective amounts of the Escrowed Amount released to each of them, having regard to the period for which each amount was retained. SPSS and the Shareholders shall, as and when necessary, give



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instructions to the Escrow Agent to procure compliance with this Section 2.2.
The Escrow Agent shall not be required to do anything with respect to the Escrow Account except on the written instructions of Alan Montgomery (for the Shareholders) and SPSS.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS


         Subject to the limitations listed in this Agreement, the Shareholders, jointly and severally, represent and warrant to SPSS as follows, and, except as qualified by the disclosure letter set out in Schedule 3 (the "Disclosure Letter"):

         3.1 Organization and Qualification. (a) ISL is a corporation duly organized and validly existing under English law and has the corporate power and authority to consummate the transactions contemplated hereby, to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted.

              ISL owns 750 shares of capital stock of ISL Decision Systems Inc. ("ISLDSI" or "Subsidiary"), which consists of 75% of the issued and outstanding capital stock of ISLDSI, which is the only entity owned or under common control with ISL or which constitutes a subsidiary or a subsidiary undertaking (as such terms are defined in Sections 736 and 258 of the Companies Act of 1985, respectively). ISLDSI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the power and authority to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted. Except as referred to in Schedule 3.1(a), neither ISL nor Subsidiary has any equity or other ownership interest in any other entity.

              (b) The copy of the Memorandum of Association, and all amendments thereto, of ISL, as filed with the United Kingdom Registrar of Companies, and of the Articles of Association, as amended to date, of ISL, as certified by its Secretary and as filed with the United Kingdom Registrar of Companies, all as previously made available to SPSS, are true, complete and correct copies as amended and presently in effect. The copies of any organizational and governing documents of Subsidiary including without limitation the Certificate of Incorporation of ISLDSI as certified by the Secretary of State of the State of Incorporation of ISLDSI, and the Bylaws of ISLDSI, so certified by its Secretary, are true, complete and correct copies as amended and presently in effect. All minutes and consents of the shareholders and directors of ISL and Subsidiary have been furnished to SPSS for examination. The statutory and minute books (including the register of members) of ISL and Subsidiary have been properly kept and contain an accurate and complete record of the matters they should deal with and no notice or allegation has been received that the statutory or minute books of ISL or Subsidiary are incorrect or should be rectified, no minutes or consents have been included in such statutory and minute



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books since such examination by SPSS which have not heretofore been furnished to
SPSS and no corporate action not reflected in said minute books has been taken.

              (c) ISL and Subsidiary are each duly licensed or qualified to do business as a foreign corporation, and are each in good standing, in every domestic and foreign jurisdiction in which each of ISL and Subsidiary are required to be so licensed or qualified.

              (d) All charges in favor of ISL have (if appropriate) been registered in accordance with ss395, 409, 410 and 424 of the Companies Act 1985 of England.

              (e) All returns, particulars, resolutions and documents required by the Companies Acts 1985 and 1989 of England or any other legislation to be filed with the Registrar of Companies, or other authority, in respect of ISL or Subsidiary have been duly filed and were correct.

              (f) ISL and Subsidiary have complied with the Companies Acts
1985 and 1989 of England and any other relevant legislation, and other legal requirements, in connection with their formation, the allotment or issue of shares, debentures or other securities, the payment of dividends and the conduct of their businesses.

         3.2 Authority. The Shareholders, on their own behalf, and any attorney executing and delivering this Agreement on behalf of any such Shareholders, have full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement, and the documents and instruments referred to in Articles X and XI ("Ancillary Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of the Shareholders and no other proceedings (corporate or otherwise) on the part of any of the Shareholders are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents have been duly and validly executed and delivered by or on behalf of each of the Shareholders and constitute legal, valid and binding agreements between SPSS and the Shareholders. No person is a shadow director of ISL (within the meaning of s741 of the Companies Acts 1985 of England) who is not treated as one of ISL's directors for all purposes of such laws. None of the Shares of ISL's capital stock was issued at a discount, and no loan capital of ISL or Subsidiary has been issued or allotted or agreed to be issued or allotted.

         3.3 Capitalization. The entire authorized capital stock of ISL and the number of Shares thereof which are issued and outstanding are as follows:

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         NUMBER OF                                              NUMBER ISSUED
     AUTHORIZED SHARES                                               AND
          OF ISL                  CLASS                          OUTSTANDING
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--------------------------------------------------------------------------------
         1,000,000              Ordinary                              930,000
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All of the issued and outstanding Shares of ISL's capital stock are owned of record and beneficially by the Shareholders in the respective amounts set forth in Schedule 3.3 hereto. ISL beneficially owns 750 shares of the issued and outstanding shares of Subsidiary's capital stock ("Subsidiary Shares"). The Shares and Subsidiary Shares are subject to no restrictions on transferability other than restrictions imposed by the Articles of Association of ISL, the Securities Act of 1933, and the rules and regulations promulgated thereunder
(the "1933 Act"), English securities laws and applicable state securities laws of states of the United States. All of the outstanding Shares of capital stock of ISL and Subsidiary Shares are duly authorized, validly issued and outstanding and fully paid and were not issued in violation of any preemptive rights. There are no shares of capital stock of Subsidiary in treasury, and there are no Shares or shares of capital stock of Subsidiary reserved for issuance. All of the outstanding Subsidiary Shares are non-assessable. There are no outstanding agreements, options, warrants, conversion or other rights to acquire from any of the Shareholders or ISL, or rights of pre-emption, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights by any of the Shareholders or ISL to acquire: (i) any capital stock of ISL (whether issued or unissued) or Subsidiary; (ii) any securities convertible into or exchangeable for any capital stock of ISL or Subsidiary; or (iii) loan stock or loan capital of ISL or Subsidiary. There are no agreements or understandings with respect to the voting, holding or selling of any Shares of capital stock of ISL or Subsidiary, or any contractual obligations of ISL or any of its Shareholders with respect to ISL's or Subsidiary's capital stock. There are no voting trusts or proxies currently in effect with respect to the Shares or shares of Subsidiary. No person has any right to require ISL or Subsidiary to register any of its or their securities under the 1933 Act or pursuant to applicable English law.

         Neither ISL nor Subsidiary is the holder or beneficial holder of or has agreed to acquire share or loan capital of a body corporate (save in respect of ISL's holding in Subsidiary).

         3.4 Title of Shares. The Shareholders own and have good and marketable title to the Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. On the Closing Date, SPSS will acquire good and marketable title to the Shares and Subsidiary Shares, free and clear as aforesaid. The Shares represent the only equity interest of the Shareholders in ISL. None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of ss238 or 239 of the Insolvency Act 1986 of England) within the past five years.

         3.5 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for ISL and the Shareholders to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder.


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         3.6 Absence of Conflicts. The execution, delivery and performance by
ISL and the Shareholders of this Agreement and the consummation by ISL and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which either ISL, Subsidiary or the Shareholders is or was subject, (ii) violate any order, judgment or decree which is or was applicable to either ISL, Subsidiary or the Shareholders; (iii) conflict with or result in a breach or default under any term or condition of the memorandum of association or articles of association of ISL, or the articles of incorporation or bylaws of Subsidiary, or any agreement or other instrument or arrangement to which either ISL, Subsidiary or the Shareholders is a party or by which any of them is bound or a restriction or obligation by which or to which an asset of ISL or Subsidiary is bound or subject, (iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of ISL or Subsidiary to be accelerated or increase any such liability or obligation; (v) relieve another person from an obligation to ISL or Subsidiary (whether contractual or otherwise), or enable another person to determine such an obligation, or a right or benefit enjoyed by ISL or Subsidiary, or to exercise a right, whether under an agreement with, or otherwise in respect of, ISL or Subsidiary; or (vi) result in the creation, imposition, crystallisation or enforcement of an encumbrance on assets of ISL or Subsidiary.

         3.7 Financial Statements: Accounts Receivable. The Shareholders have previously delivered to SPSS true and correct copies of the audited balance sheets of ISL and Subsidiary, as of April 30, 1998 and the related audited statements of income, statements of retained earnings and statements of changes in financial positions for the periods ending on such dates (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with the generally accepted accounting principles commonly used in England applied on a consistent basis and comply with the Companies Act 1985 of England, and all applicable financial reporting standards (as issued or adopted by The Accounting Standards Board Limited), as to ISL, and in accordance with generally accepted accounting as to Subsidiary, and are in accordance with the books and records of ISL and Subsidiary, and were prepared using the same basis and policies of accounting principles as those adopted in preparing the audited accounts of ISL and Subsidiary in respect of three last preceding accounting periods, (ii) present truly and fairly the financial position and condition of ISL and Subsidiary and the related results of operations as at the dates and for the periods then ended (subject to customary year-end adjustments, which adjustments shall not be material in kind or amount and adjustments resulting from fluctuations in currency exchange rates), (iii) contain no material misstatements or omissions which under such generally accepted accounting principles would be required to be disclosed for financial statement purposes,
(iv) are not affected by extraordinary, exceptional or non recurring items, (v) make adequate and proper provision for all liabilities and capital commitments of ISL and Subsidiary outstanding as of April 30, 1998, including contingent, unquantified or disputed liabilities, and (vi) make adequate and proper provision for all Taxes (as hereinafter defined) liable to be assessed on ISL and Subsidiary or for which they may be accountable, in respect of all periods ended on or before April 30, 1998. The September 30, 1998 unaudited management accounts of ISL delivered to SPSS have been prepared on a basis consistent with the Financial Statements in all respects, and present truly




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and fairly the assets and liabilities of ISL and the Subsidiary as of September
30, 1998 and its profits from May 1, 1998 to September 30, 1998.

         Subject to applicable reserves for bad debts shown on ISL's and Subsidiary's latest balance sheet(s) included in the Financial Statements, as such reserves are adjusted from the date thereof in the ordinary course of business, all accounts and notes receivable reflected on the balance sheets are, and all accounts and notes receivable subsequently accruing to the Closing Date will be, (a) valid, genuine and subsisting, (b) subject to no known defenses, setoffs or counterclaims and (c) current and collectible.

         3.8 Absence of Undisclosed Liabilities. Except as and to the extent reserved for in the Financial Statements or as set forth in Schedule 3.8 hereto, neither ISL nor Subsidiary has any liabilities or obligations, whether accrued, deferred, absolute or contingent, determined or undetermined or whether due or to become due (including, without limitation, obligations as guarantor) other than those in the ordinary course of business since September 30, 1998, which have not yet been accrued or booked. The Shareholders do not know of any basis for the assertion of any claim or liability relating to the businesses of either ISL or Subsidiary, nor are they aware of any occurrence or fact that has or might reasonably be expected to have a material adverse effect on the businesses of either ISL or Subsidiary (including, without limitation, under the ISS Agreement). Except as disclosed in Schedule 3.8, as of the date of this Agreement, neither ISL nor Subsidiary has outstanding debt to any bank or other lender. Neither ISL nor the Shareholders have received any notice of any claim under the ISS Agreement and the Shareholders are not aware of any claim under the ISS Agreement.

         3.9 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.9 hereto, since September 30, 1998, there has not been (a) any damage, destruction or casualty loss to the properties or assets of either ISL or Subsidiary (whether covered by insurance or not) outside the ordinary course of business; (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of either ISL or Subsidiary; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) individually or in the aggregate in excess of $25,000, and outside the ordinary course of business of either ISL or Subsidiary; (d) any direct or indirect redemption, repurchase or other acquisition for value by ISL of its capital stock or any agreement to take such action, or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to ISL's capital stock (other than the distribution of the Retained Assets as set forth in Section 1.5 hereof); (e) any increase in the rate or terms of compensation payable or to become payable by either ISL or Subsidiary to their respective directors, officers, employees, agents or independent contractors or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any changes in any bonus, severance, pension, insurance or other employee benefit plan, or any other payment or benefit made to or for any such director, officer, employee, agent or independent contractor; (f) any sale, transfer or other disposition of any asset of either ISL or Subsidiary to any party, including, without limitation, the Shareholders, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (g) any material amendment to or termination of any material contract or agreement to which either ISL or Subsidiary is a party or any termination or waiver of any other rights of value to the businesses of either ISL or Subsidiary; (h) any capital expenditure for additions to property or equipment by either ISL or Subsidiary in excess of $20,000; (i) any split, combination, exchange or reclassification of shares of capital stock of either ISL or Subsidiary; (j) any issuance of capital stock or loan stock of either ISL or Subsidiary or of securities convertible into or rights to acquire any such capital stock; (k) any failure by either ISL or Subsidiary to pay accounts payable or other obligations in the ordinary course of business; (l) the incurrence of any obligations or liability (absolute or contingent) or the making of any capital expenditure not in the ordinary course of business or in excess of $20,000; (m) any pledge of any of the assets or properties of either ISL or Subsidiary or any action or inaction which would subject any such assets or properties to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind other than seller's liens incurred in the ordinary course of business; (n) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of either ISL or Subsidiary or other agreement or arrangement involving or related to the assets or properties of the businesses of either ISL or Subsidiary; (o) any cancellation of a debt due to or a claim of either ISL or Subsidiary, other than by payment or other satisfaction; (p) any failure of either ISL or Subsidiary to perform under, or any material default by either ISL or Subsidiary under, any agreement, obligation or covenant to which either of them is or was bound; (q) any change in any method of accounting or accounting practice, principle or procedure; (r) any action or inaction which might cause either ISL or Subsidiary to incur any tax liability out of the ordinary course of business (other than the distribution of the Retained Assets as set forth in Section 1.5 hereof); (s) any other event or condition of any character which materially and adversely affects the businesses of either ISL or Subsidiary; or
(t) any agreement, whether in writing or otherwise, to take any action described in this Section 3.9. The provisions of this Section 3.9 shall not have any application to (and this Section 3.9 shall not prohibit or restrict) a distribution of the Retained Assets.

         3.10 Real and Personal Property; Inventories. Schedule 3.10(a) hereto correctly identifies (i) each lease or rental of real property held or paid by each of ISL and Subsidiary; and (ii) each parcel of real property, and each interest (other than such leases or rentals) in real property, owned by or used in the operations of the businesses of each of ISL and Subsidiary; and
(iii) all charges against such properties together with the principal and interest outstanding, it being hereby confirmed that ISL and Subsidiary have complied with the terms of the charges; and (iv) all charges or leases or rentals the benefit of which is vested in ISL or Subsidiary, detailing the principal and interest (in respect of charges) and the rents receivable (in respect of leases), it being hereby confirmed that the tenant, lessee or mortgagor has complied to date with the terms of the mortgage deed, rental agreement or lease (as appropriate) and has not alleged any breach by ISL or Subsidiary. Except as set forth in Schedule 3.10(a) hereto, (a) any land and structures described in Schedule 3.10(a) and ISL's and Subsidiary's use thereof conform in all material respects with all applicable ordinances, requirements, regulations, zoning laws, planning and building control, restrictive covenants, leasehold and rental covenants, indemnities given, conditions and restrictions and do not encroach on property of others, and are not encroached upon by structures of others; and (b) no claims, charges or notice of violations have been filed, served, made or threatened, orally or in writing, against or relating to any such property or the documents under which it is held, or any of the operations conducted at any such property (currently or in the past) as a result of (i) any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws, planning and building control, restrictive covenants, leasehold and rental covenants, indemnities given, conditions or restrictions, or (ii) as a result of any encroachment on the property of others. Also, to the extent any such real property is located in the United Kingdom, ISL is the sole proprietor of such real property registered at HM Land Registry with absolute title, and any lease of such property granted for more than 21 years and less than 40 years is either registered at HM Land Registry or not registered because the reversion to it was not registered at the time of grant, and there are no cautions or notices registered against its titles and the Shareholders are not aware of any overriding interests as set out in Section 70(1) of the Land Registration Act 1925 of England. Neither ISL nor Subsidiary owns real property in any other countries. Schedule 3.10(b) hereto describes all material tangible or intangible personal property and assets of each of ISL and Subsidiary. ISL and Subsidiary have good and marketable title to, and are in possession of or have control over, all of their real and personal property, none of which is held under or subject to any mortgage, pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement except to the extent described in Schedule 3.10(b) hereto, and neither ISL nor Subsidiary has agreed to create therein any such security interest or security arrangement. Each item of such tangible personal property and assets is in good working order or condition, reasonable wear and tear excepted. Since March 1989 and except for the real property described in
Schedule 3.10(a), neither ISL nor Subsidiary has owned any other real property or been the tenant of, or a guarantor in respect of, leasehold property, and neither ISL nor Subsidiary has any other actual or potential liability under leases with respect to leasehold property or real property and has no actual or potential liability under any indemnity covenants given for any leasehold or real property.

         The inventories of each of ISL and Subsidiary are in good and merchantable condition and are of a quality suitable and usable or saleable in the ordinary course of business for the purposes for which such inventories are intended. The inventory, as listed on the balance sheet(s) of ISL, is adequate for each of ISL's and Subsidiary's businesses, and except as stated in the balance sheet(s) of ISL, there has been no material adverse change in the amount and quantity of such inventories since September 30, 1998.

         3.11 Patents, Trademarks, Etc. Schedule 3.11 hereto contains an accurate and complete description of all domestic and foreign patents, trademarks, service marks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor and all registered designs and design rights (collectively, the "Intellectual Property"), presently owned or held by each of ISL and Subsidiary or under which either ISL or Subsidiary owns or holds any license, or in which either ISL or Subsidiary owns or holds any direct or indirect interest; and no others are necessary for the conduct of the present businesses of either ISL or Subsidiary. None of the products manufactured, distributed or sold by either ISL or Subsidiary, nor any of the Intellectual Property or other intellectual property (including without limitation, technology, inventions, processes, designs, formulae, know-how, trade secrets) (collectively, with the Intellectual Property, the "Intellectual Assets"), or any of ISL's and Subsidiary's activities, conflict with, infringe or otherwise violate any patents, trademarks or copyrights, or any other rights, of any individual or entity, nor require payments to be made to any person. Each of ISL and Subsidiary has the sole and exclusive right to use, has the right and power to sell, and has taken reasonable measures to maintain and protect the Intellectual Assets; no claims have been asserted by any individual or entity with respect thereto or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and there is no valid basis for any such claim. Neither ISL nor Subsidiary is using confidential information or trade secrets of any former employer of any past or present employees engaged in businesses of either ISL or Subsidiary. The items described in Schedule 3.11 and the other Intellectual Assets are adequate to conduct the businesses of each of ISL and Subsidiary as presently conducted. Upon consummation of the transactions contemplated hereby, SPSS will acquire good and marketable title to all of the Intellectual Assets. Neither ISL nor Subsidiary has any liability to pay compensation under Sections 40 and 41 of the Patents Act of 1977 of England.

         3.12 Employees. All personnel, including employees who have contributed to or participated in the conception and development of the Intellectual Assets on behalf of ISL or Subsidiary either (a) were at such time parties to agreements with either ISL or Subsidiary, or were parties to "work-for-hire" agreements with Subsidiary, in either case in accordance with applicable law, that have accorded ISL or Subsidiary full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) have executed appropriate instruments of assignment, which are still in full force and effect, in favor of ISL or Subsidiary, as assignee, that have conveyed to ISL or Subsidiary full, effective and exclusive ownership of all intellectual property thereby arising. Neither ISL nor Subsidiary owns or has any right, license or interest, whether as a licensee, licenser or otherwise, in any copyrights, patents, applications for copyrights or patents, trade secrets, inventions, processes and designs or in any trademarks, service marks, trade names, or applications for them, except as listed or described in Schedule 3.12. No employee of ISL or Subsidiary is in violation of (i) any term of any employment contract, any agreement, any patent disclosure agreement or, in the case of any of Subsidiary's employees, any "work-for-hire" agreements, or (ii) any other contract or agreement containing any restrictive covenant relating to the rights of any such employee to be employed by ISL or Subsidiary or to use trade secrets or proprietary information of others. Neither ISL nor Subsidiary has employed, engaged or otherwise entered agreements with agents, consultants or contractors. No senior executive has given notice to ISL or any Shareholders terminating his or her employment or, to the Shareholders' knowledge, is likely to give such notice.

         3.13 Contracts and Commitments.

              (a) Other than standard form customer and distributor contracts entered into in the ordinary course of business, and except as set forth in Schedules 3.10(a), 3.13(a), 3.14, 3.15, and 3.32 hereto, and except as otherwise listed on Schedule 3.13(a), neither ISL nor Subsidiary is a party to any agreements, contracts, guarantees, commitments, restrictions or instruments of any kind ("Contracts"). True and correct copies of all Contracts listed on Schedules 3.10(a), 3.13(a), 3.14, 3.15, and 3.32 hereto have been made available to SPSS at a reasonable time prior to Closing. All of the Contracts are valid and binding obligations of ISL or Subsidiary, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and complied with in all material respects. No other party to any of the Contracts is in material default or breach thereof. True and correct copies of each standard form customer and distributor contract currently in use by each of ISL and Subsidiary in the conduct of their respective businesses are attached to Schedule 3.13(a). All non-standard form customer and distributor contracts are listed on Schedule 3.13(a). Neither ISL nor Subsidiary has agreed with any customer or distributor to make any variation in any such contract which could have a material adverse effect on ISL's or Subsidiary's assets, properties, businesses, financial condition or prospects.

              (b) Neither ISL nor Subsidiary has given any power of attorney (whether revocable) or irrevocable to any individual or entity.

              (c) Neither ISL nor Subsidiary is in default, and there is no basis for any valid claim of default, in any respect under any of the Contracts.

         3.14 Source Code. Except as set forth in Schedule 3.14, each of ISL and Subsidiary owns all rights, title and interest in and to the source codes for all of its software products and has not distributed any copies of such source codes to any third parties and neither ISL nor Subsidiary has agreed to pay to any individual or entity any royalty, commission or other amount on account of sales of their software products.

         3.15 Licenses and Royalties. Except as set forth on Schedule 3.15 hereto, neither ISL nor Subsidiary is a licensee under any license, including, without limitation, licenses with respect to source codes used or to be used in either ISL's or Subsidiary's software products, and neither has an obligation to pay royalties to any third party in connection therewith. Neither ISL nor Subsidiary has granted to any individual or entity any rights or security interests with respect to the source codes for either ISL's or Subsidiary's software products. ISL has not breached and has not caused to exist a material default under any such licenses and there is no basis for any valid claim or default in any respect under such licenses and no other party is in breach or default thereof.

         3.16 Adequacy of Documentation. Except as set forth in Schedule 3.16, the technical documentation includes the source code, system documentation, statements or principles of operation, and schematics for all of the software products currently maintained or licensed by either ISL or Subsidiary, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer familiar with the relevant compilers, tools and platform (the "Technical Documentation").

         3.17 Third-Party Components in Software Programs. Each of ISL and Subsidiary has validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and software documentation materials contained in each of ISL's and Subsidiary's software products and the Technical Documentation pursuant to licenses from third parties as set forth in Schedule 3.17.

         Except as otherwise provided in Schedule 3.17, each of ISL's and Subsidiary's software products and the Technical Documentation contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by either ISL or Subsidiary.

         3.18 Third-Party Interests or Marketing Rights in Software Programs. All of ISL's and Subsidiary's standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use an identified software product of either ISL or Subsidiary and related user documentation, for internal purposes only. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of either ISL's or Subsidiary's software products or any other inventory, the Technical Documentation, or either ISL's or Subsidiary's Intellectual Assets with any independent salesperson, distributor, sublicensor, or other remarketer or sales organization except for Contracts identified in
Schedule 3.13(a), Schedule 3.14 and Schedule 3.17.

         3.19 No Virus Warranties. The software products, as delivered to SPSS, shall be free of any passwords, keys, security devices or trap doors, and any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, time bombs or logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of either ISL's or Subsidiary's software products.

         3.20 Software: Physical Media. Each of ISL's and Subsidiary's software products, other than that currently under development, will operate in accordance with the Technical Documentation. The software products and any licenses or other rights connected therewith, express or implied, will not infringe any other person's intellectual property rights. Each copy of the software product is free from physical defects in the media that tangibly embodies the copy.

         3.21 Government Contracts. To the best of the Shareholders' knowledge, there are no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) to any contracts relating to either ISL or Subsidiary, its businesses or any of its assets with any Government Contract Party (as defined below) in either case that have led to or could lead to (a) any claim or dispute involving either ISL or Subsidiary, its businesses, or any of its assets and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. To the best of the Shareholders' knowledge, there are no acts or omissions related to the marketing, licensing, or selling of any software related to either ISL or Subsidiary, or its business that have led to or could have any material adverse affects on either ISL's or Subsidiary's rights or on any of its assets. All of ISL's and Subsidiary's development of technical data and computer software was developed exclusively at private expense. For purposes of this Section 3.21, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of any governmental body including, without limitation, the federal government of the United States or United Kingdom, any prime contractor of the federal government of the United States or United Kingdom and any higher level subcontractor of a prime contractor of the federal government of the United States or United Kingdom and including any employees or agents thereof, in each case acting in such capacity.

         3.22 Product Warranties and Liabilities. Neither ISL nor Subsidiary has given or made any express or implied warranties (except for implied warranties that may not be disclaimed pursuant to applicable law) with respect to any products licensed, distributed, offered or sold or services performed by them, except for the limited warranties stated in standard form customer contracts in the forms attached to Schedule 3.13(a), with modifications that, in the aggregate, would not have a material adverse effect on the business, prospects or financial condition of either ISL or Subsidiary. The Shareholders do not have any knowledge of any fact or of the occurrence of any event forming the basis of any present claim or reasonably likely to form the basis of any future claim against either ISL or Subsidiary, whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth in Schedule 3.22.

         3.23 Insurance. Each of ISL and Subsidiary keeps all of its businesses, operations and properties insured against loss or damage, with responsible insurers. Schedule 3.23 hereto is a description of all insurance policies held by each of ISL and Subsidiary concerning their businesses, operations and properties, true, complete and correct copies of which have been previously provided to SPSS. All of these policies are in the respective face amounts set forth in Schedule 3.23, and such insurance is adequate in accordance with sound business practices. Each of the insurance policies referred to in
Schedule 3.23 is in force and the premiums with respect thereto are fully paid through the dates indicated thereon, and nothing has been done or omitted to be done which is likely to make any policy of insurance void or voidable, or which is likely to result in an increase in premium. No insurer has denied coverage or reserved rights for any claim made by ISL, Subsidiary or any other individual or entity under any insurance policies.

         3.24 Litigation and Administrative Proceedings. Except as set forth in Schedule 3.24 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting either ISL or Subsidiary or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. The Shareholders do not know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 3.24 could, if adversely decided, have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of either ISL or Subsidiary.

              No order has been made, petition presented or resolution passed for the winding-up of ISL or Subsidiary; no distress, execution or other process has been levied in respect of ISL or Subsidiary which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against ISL or Subsidiary.

              Neither ISL nor Subsidiary has stopped payment or is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 of England (but omitting any requirement to prove anything to the satisfaction of the court).

         3.25 Tax Matters. The representations and warranties set forth in Exhibit A attached hereto (the "Tax Warranties") are hereby incorporated into this Section 3.25 as if they were fully set forth herein.

         3.26 Compliance with Laws. Neither ISL nor Subsidiary has in the past been nor are either presently in violation of, in respect of operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Neither ISL nor Subsidiary has received any notification of any asserted present or past failure of either ISL or Subsidiary to comply with any of such Laws. In furtherance of and not in limitation of the foregoing:

              (a) All dividends and distributions declared, made or paid by ISL or Subsidiary were declared, made or paid in accordance with its articles of association and the applicable provisions of the Companies Acts 1985 and 1989 of England, and any other relevant legislation.

              (b) Neither ISL nor Subsidiary is a party to an agreement, practice or arrangement which:

                  (i)   contravenes the Trade Descriptions Act 1968 of England;

                  (ii) contravenes Part XI of the Fair Trading Act 1973 of England;

                  (iii) would, or might, result in a reference of a "consumer trade practice", within the meaning of section 13, of the Fair Trading Act 1973 of England, or be liable to reference to the Consumer Protection Advisory Committee under Part II of the Act;

                  (iv)  contravenes the Consumer Credit Act 1974 of England;

                  (v) contravenes, or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977 of England;

                  (vi) contravenes, or is invalidated (in whole or in part) by, the Resale Prices Act of 1976 of England;

                  (v)   contravenes the Treaty of Rome; or

                  (vi) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

              (c) Neither ISL nor Subsidiary has engaged in an anti-competitive practice as defined in the Competition Act 1980 of England.

              (d) Neither ISL nor Subsidiary, and none of its officers, agents or employees (during the course of their duties in relation to it), has committed or omitted to do anything, the commission or omission of which is or could be in contravention of an act, order, regulation or the like giving rise to a penalty, default proceedings or other liability on its part.

              (e) ISL and Subsidiary has conducted and is conducting its business in accordance with all applicable laws and regulations.

              (f) Neither ISL nor Subsidiary carries on (or has, when not an authorized person under Chapter III of the Financial Services Act 1986 of England, carried on) investment business in the United Kingdom within the meaning of that act.

         3.27 Environmental Matters. Except as otherwise disclosed in Schedule
3.27 hereto, (i) ISL and Subsidiary, and their respective subsidiaries, if any, have obtained all Environmental Permits (as defined herein) that are required with respect to the business, operations and properties of ISL and Subsidiary, and their respective subsidiaries; (ii) ISL and Subsidiary, and their respective subsidiaries have been, and ISL is, in compliance with all terms and conditions of all Environmental Laws (as defined herein) and Environmental Permits; (iii) neither ISL, Subsidiary nor their respective subsidiaries have received any notice from a governmental authority or third party of any violation of or potential liability arising under any Environmental Law or Environmental Permit in connection with the business of ISL and Subsidiary or their respective subsidiaries or the operation thereof, nor is any such notice pending or threatened; (iv) no underground or above ground storage tanks are or have been located on the real properties described in Schedule 3.10(a) attached hereto or previously owned or operated by ISL or Subsidiary; and (v) neither ISL nor Subsidiary is aware of any generation, treatment, storage, transfer, disposal, release or threatened release in, at, from or on such real properties of toxic or hazardous substances by any current or previous owner or tenant of such real properties. ISL has delivered to SPSS all environmental records and material safety data sheets relating to the business and operations of ISL and Subsidiary.

              (b) Except as set forth in Schedule 3.27, the Shareholders do not know of any condition or any set of facts or circumstances that could give rise to an Environmental Claim (as defined herein).

              (c) Except as set forth in Schedule 3.27, to the best of the Shareholders' knowledge, there have been no releases of Hazardous Material (hereinafter defined) into the soil, surface water or ground water at any facility of ISL or Subsidiary.

              (d) For purposes of this Agreement, the following terms shall have the respective meanings set forth herein:

              "Environmental Permit" shall mean any permit, license, approval or other authorization with respect to the business of ISL, Subsidiary or their predecessors or their respective subsidiaries or the operation thereof under any applicable Environmental Law (as defined herein), including laws, regulations or other requirements relating to emissions, discharges or releases of Hazardous Material into ambient air, surface water, ground water, or land, or otherwise arising from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material by ISL, Subsidiary or their predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities.

              "Environmental Claim" shall mean any action, lawsuit, claim or proceeding relating to the business of ISL, Subsidiary or their predecessors or their respective subsidiaries or the operation thereof which seeks to impose liability, for (i) violation of any Environmental Law, (ii) release of any Hazardous Material, (iii) noise, (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) exposure to hazardous or toxic substances; or (vii) the manufacture, processing, distribution in commerce, use (by ISL, Subsidiary or their predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities), or storage (by ISL, Subsidiary or their predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities) of chemical substances. An "Environmental Claim" includes, but is not limited to, a proceeding to issue, modify or terminate a permit or license, or to adopt or amend a law or regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, law or regulation which occurred on or prior to the Closing Date as alleged by any United States, state or local executive, legislative, judicial regulatory or administrative agency, board or authority or the English equivalent thereof.

              "Hazardous Material" shall mean the following: (i) All "hazardous substances," as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601(14) or the equivalent English law; (ii) all "hazardous wastes," as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903(5) or the equivalent English law; (iii) all materials that are classified as hazardous or toxic under any Environmental Law, as defined below; (iv) petroleum products, including gasoline, diesel fuel, fuel oil, crude oil, and motor oil, and the constituents of those products; or (v) medical wastes.

              "Environmental Laws" shall mean, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Sec. 9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C.A. Sec. 6901 et seq.); the Clean Water Act (33 U.S.C.A. Sec. 1251 et seq.); the Clean Air Act (42 U.S.C.A. Sec. 7401 et seq.); the Toxic Substance Control Act (15 U.S.C.A. Sec. 2601 et seq.); the Occupational Safety and Health Act (29 U.S.C. 651 et seq.); The Environmental Protection Act of 1990 of England; and all other federal, state and local statutes and ordinances pertaining to protection of the environment, health or safety, and all amendments made to, and regulations promulgated under, the foregoing laws effective at the time of Closing, and any equivalent English law.

         3.28 Employee Benefits.

              3.28.1 Attached hereto as Schedule 3.28 is a written list of all employee benefit plans relating to employee benefits with respect to which each of ISL and Subsidiary has incurred or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits whether or not committed to writing and, in relation to Subsidiary, whether or not any such plan is an "employee benefit plan" as defined in Section 3.3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (collectively referred to as the "Plans"). As to ISL's and Subsidiary's operations in the United States, and except as may be indicated on
Schedule 3.28 hereto,

              (a) neither ISL nor Subsidiary contributes, nor has either of them ever contributed, to any multi-employer plan within the meaning of
         Section 4001(a)(3) of ERISA, nor are either ISL or Subsidiary affiliated with any entity such that ISL or Subsidiary has, or might have in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.

              (b) Each Plan (and each trust forming a part of such Plan) has been administered and operated in all respects in accordance with its terms and applicable law. Where designated on Schedule 3.28, each Plan is "qualified" within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code.

              (c) With respect to each Plan relating to ISL's and Subsidiary's operations in the United States, no person: (i) has entered into any non-exempt "prohibited transaction," as such term is defined in ERISA and the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply with the administration or investment of the assets of such Plan; (iv) has engaged in any transactions or otherwise acted with respect to such Plan in a manner which could subject ISL, Subsidiary or any fiduciary or plan administrator or other person dealing with such Plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980 of the Code.

              (d) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been, or to the best knowledge of the Shareholders, is expected to be, incurred with respect to any Plan relating to ISL's and Subsidiary's operations in the United States, except for liabilities for PBGC premiums which may be expected to be incurred in the ordinary course of business. PBGC has not instituted proceedings to terminate any Plan. No "reportable event," within the meaning of Section 4043(b) of ERISA, for which the obligation to report to the PBGC within 30 days has not been waived by the PBGC, has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of termination or partial termination of any Plan relating to ISL's and Subsidiary's operations in the United States and which could result in a liability on the part of either ISL or Subsidiary to the PBGC.

              (e) With respect to ISL's and Subsidiary's operations in the United States, full payment has been made of all amounts which either ISL or Subsidiary was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date, and no "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, exists with respect to any such Plan. No assets of the Shareholders or Subsidiary are subject to any lien under ERISA Section 302(f) or Code Section 412(n). Except as set forth on Schedule 3.28, with respect to each Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of ISL or Subsidiary.

              (f) Other than for claims in the ordinary course of business for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or threatened, nor to the best knowledge of the Shareholders does there exist any basis therefor, which may result in any liability with respect to any Plan to ISL, Subsidiary or any Plan or trust thereof.

              (g) The present value of accrued benefits under each Plan relating to ISL's and Subsidiary's operations in the United States which is subject to Title IV of ERISA does not presently exceed the current value of the assets of such Plan allocable to such accrued benefits. For purposes of the representation in the preceding sentence, the terms "current value" and "accrued benefit" have the meanings specified in Sections 3(26) and 3(23), respectively, of ERISA; and "present value" shall be determined using the actuarial assumptions which would be used by the enrolled actuary for each such Plan in connection with determining whether such Plan satisfies the requirements of Section 412 of the Code, determined without regard to Subsection (b)(5)(B) thereof.

              (h) Except for continuation coverage under Sections 601 et seq. of ERISA, no former employee of ISL, Subsidiary or any affiliate thereof, nor any dependent of any such former employee, is entitled to any medical, dental benefits or other welfare benefits under any Plan relating to ISL's and Subsidiary's operations in the United States.

              (i) The Shareholders have, with respect to each Plan, delivered to SPSS true and complete copies of: (1) all plan texts and agreements and related trust agreements or annuity contracts; (2) all summary plan descriptions and material employee communications; (3) the annual reports (Form 5500 series) (including all schedules thereto) for the most recent three (3) plan years; (4) the actuarial valuations for the most recent three (3) plan years; (5) the audited financial statement and opinions for the most recent three (3) plan years; (6) if the Plan is intended to qualify under Code Sections 401(a), the most recent determination letter received from the IRS; and (7) any and all communications with any governmental entity or agency including, without limitation, the IRS, Department of Labor and the PBGC.

              (j) No Plan is described in Code Section 413(c) or ERISA Sections 4063, 4064 or 4066. No Plan which is a "welfare plan" as defined in
         Section 3(1) of ERISA is a "multiple employer welfare arrangement" as defined in ERISA Section 3(40).

              (k) Each Plan which is a "pension plan" as defined in ERISA
         Section 3(2) and which is not qualified under Code Section 401(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1). No assets of ISL or Subsidiary are allocated to or held in a "rabbi trust" or similar funding vehicle.

              (l) Except as disclosed on Schedule 3.28, the consummation of the transactions contemplated by this Agreement will not: (i) entitle an current or former employee of ISL or Subsidiary to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee, (iii) constitute or involve a prohibited transaction; or (iv) constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(1) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

              3.28.2 As to ISL's operations in the United Kingdom, ISL is under no legal obligation, nor is ISL a party to an ex-gratia arrangement, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of the Income and Corporation Taxes Act 1988 ("ICTA") s612(1), to or for any of its past or present officers or employees or their dependents; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, ISL or to which ISL has any legal or moral obligation to contribute.

         3.29 Licenses and Permits. ISL and Subsidiary have all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses as presently conducted ("Permits").
Schedule 3.29 hereto includes a list of all Permits.

         3.30 Relations With Suppliers and Customers. Neither ISL nor Subsidiary nor the Shareholders is required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. Neither ISL nor Subsidiary nor the Shareholders has received any notice, and no Shareholder is aware, that any customer or supplier of either ISL or Subsidiary will cease to do business or reduce its level of business with either ISL or Subsidiary or refuse to do business with SPSS after the consummation of the transactions contemplated hereby.

         3.31 Interests in Competitors, Suppliers and Customers. None of the Shareholders nor any officer or director of ISL or Subsidiary or any entity controlled by or under common control with either ISL or Subsidiary has any ownership interest in any competitor, supplier or customer of either ISL or Subsidiary or any property used in the operation of either of their businesses.

         3.32 Employment Matters. Schedule 3.32 hereto is a list of all oral and written employment contracts or other agreements or arrangements providing for remuneration to which either ISL or Subsidiary is a party or by which either of them is bound, and all such contracts and arrangements are in full force and effect. There are no oral contracts or arrangements of the type described in the preceding sentence which, individually or in the aggregate, exceed U.S. $50,000 or (pound)30,000 in value. There have been no claims of defaults and the Shareholders know of no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements. Except as set forth on Schedule 3.32, neither ISL nor Subsidiary has registered a profit-related pay scheme under Part V Chapter III ICTA. No past employee of ISL or Subsidiary has a right to return to work or has or may have a right to be reinstated or re-engaged under the Employment Rights Act 1996 of England and Wales. There are no claims pending or threatened against ISL or Subsidiary, by an employee or third party in respect of an accident or injury, which are not fully covered by insurance. Neither ISL nor Subsidiary nor their employees are involved in an industrial dispute, and there is nothing which is known to ISL or Subsidiary or their directors or to the Shareholders which might suggest that there may be an industrial dispute involving ISL or Subsidiary or that this agreement may lead to an industrial dispute.

         3.33 Discrimination: Occupational Safety; Labor. No claims are threatened or pending against either ISL or Subsidiary arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended and The Employment Rights Act 1996 as enacted in England and Wales). There is no pending nor, to the best of the Shareholders' knowledge, threatened federal or state equal employment opportunity enforcement action or labor dispute, strike, or work stoppage affecting any of businesses of either ISL or Subsidiary. Neither ISL nor Subsidiary has any collective bargaining or similar agreements, nor do either of them have any obligation to bargain with any labor organization as the representative of their employees, and there is neither pending nor, to the best of the Shareholders' knowledge, threatened, any labor dispute, strike or work stoppage which affects or which may affect ISL's or Subsidiary's businesses or which may interfere with the continued operations of either ISL or Subsidiary. No present or former employee of either ISL or Subsidiary has any claim against either of them for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, except as set forth on Schedule 3.33, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

         3.34 Related Transactions. Neither ISL nor Subsidiary has made or entered into any loan, contract, lease, commitment, arrangement or understanding with any of its officers, directors, employees, shareholders or any entity controlled by or under common control with either ISL or Subsidiary, except normal compensation arrangements with officers, directors and employees, all of which are terminable by ISL or Subsidiary on not more than 30 days' notice. Neither ISL nor Subsidiary has been a party to a transaction to which s320 or s330 of the Companies Act 1985 of England may apply. No contract of service exists between ISL or

Subsidiary and a director or employee in relation to which the requirements of s319 Companies Act 1985 of England have not been fulfilled. Neither ISL nor Subsidiary is, or has agreed to become a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

         3.35 Brokers and Finders. Neither ISL, nor Subsidiary nor the Shareholders (nor any of their respective officers, directors, employees, affiliates, associates, or family members), has employed any broker, finder or investment banker or other similar person or entity who is entitled to be compensated in connection with this Agreement or the transactions contemplated hereby.

         3.36 Questionable Payments. Neither ISL nor Subsidiary nor the Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of either ISL or Subsidiary has directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or similar English law; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) intentionally made any false or fictitious entry on the books or records of ISL or Subsidiary; (f) made any bribe, payoff, influence payment, kickback or other unlawful payment; or (g) made any bribe or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment.

         3.37 Books and Records. The books and records of each of ISL and Subsidiary have been maintained in accordance with commercially reasonable business and bookkeeping practices and truly and fairly reflect in all respects the business, assets, properties, rights, obligations, liabilities and operations of each of ISL and Subsidiary.

         3.38 Bank Accounts; Safe Deposit Boxes. Schedule 3.38 hereto sets forth the names and locations of all banks in which either ISL or Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Accurate and complete statements of the bank accounts of each of ISL and Subsidiary, and of the credit or debit balances as at a date not more than thirty days before the date of this Agreement, have been supplied to SPSS. Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the normal course of business; and the balances on current accounts are not substantially different from the balances shown in the statements.

         3.39 Full Disclosure. The Shareholders have used all reasonable efforts to ensure that no representation or warranty to SPSS contained in this Agreement, and no statement contained in the disclosure schedules to this Agreement, any certificate, list or other writing furnished to SPSS pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. The copies of all documents furnished to SPSS hereunder are true and complete copies of the originals thereof in all material respects.

         3.40 Effect of Certificates. All representations and warranties made in certificates delivered by or on behalf of the officers of ISL and/or the Shareholders shall be deemed to be additional representations and warranties of the Shareholders.

         3.41 Year 2000 Compliance. ISL's and Subsidiary's business, operations and products, including, without limitation, its Information Technology (as hereinafter defined) are Year 2000 Compliant (as hereinafter defined). To the best of the Shareholders' knowledge, the respective material suppliers, distributors and vendors of ISL and Subsidiary are Year 2000 Compliant. "Year 2000 Compliant" means that Information Technology is designed to be used during each such time period will accurately receive, provide and process date/time date (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data. "Information Technology" means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, or software system(s) that comprise any portion of its products or are used or relied on by ISL or Subsidiary in the conduct of its business.

         3.42 InferMed Sale. The Shareholders have received a valuation dated December 1998 of InferMed (the "InferMed Valuation"), from their independent auditor, BKL Weeks Green. The InferMed Sale was completed in full compliance with that certain Shareholders Agreement dated December 3, 1997 by, between and among the shareholders of InferMed, the Companies Act 1985 of England including, without limitation, Section 320 thereof. The purchase price received by ISL in connection with the InferMed Sale was equal to or greater than the open market value of InferMed, there was no element of gift in the InferMed Sale, and all corporate procedures required by English law were followed and complied with. The shares of InferMed to be transferred in accordance with Section 1.5 hereof, are free from all security interests and ISL holds full title to such shares, subject to no interests or encumbrances of any kind.

         3.43 Knowledge. As used in this Article III, the terms "know" and "knowledge" mean: (a) the actual knowledge of each of the Shareholders as to such facts or matters, (b) such facts or matters of which any of the Shareholders have become aware in the ordinary course of performing their duties for ISL or Subsidiary, including through investigations made by the Shareholders in the ordinary course of performing their duties for ISL or Subsidiary, and (c) such other facts or matters as reasonably should have been known by Alan Montgomery and Linda Montgomery under all relevant circumstances considering their involvement in the affairs of ISL and Subsidiary.

         3.44 Bank and Other Borrowings. Accurate and complete details of all limits on ISL's and Subsidiary's bank overdraft facilities are set out in the Disclosure Letter. Neither ISL nor

Subsidiary has bank borrowings which exceed the applicable overdraft limits. The total amount borrowed by each of ISL and Subsidiary (as determined in accordance with the relevant instrument) does not exceed any limitation on its borrowing power contained in its articles of association or other document. Neither ISL nor Subsidiary has outstanding or has agreed to create or issue any loan capital, has factored any debts, has engaged in financing of a type which would not require to be shown or reflected in the Financial Statements, or has borrowed money which it has not repaid, apart from borrowings not exceeding the amounts shown in the Financial Statements. Neither ISL nor Subsidiary has, since April 30, 1998, repaid or become liable to repay a loan or other indebtedness in advance of its stated maturity. Neither ISL nor Subsidiary has received notice from a lender of money, requiring repayment or intimating the enforcement of a security; and there is nothing likely to give rise to a notice.


         3.45 Continuation of Facilities

              The Disclosure Letter sets out accurate and complete details (together with accurate copies of all relevant documentation) of the debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to ISL and Subsidiary (referred to in this clause as "facilities") and, except as listed on Schedule 3.45:

              (a) there has been no contravention of, or non-compliance with, the terms of the facilities;

              (b) no steps for the early repayment of indebtedness under the facilities have been taken or threatened;

              (c) there have not been, nor are there, circumstances known to the Shareholders whereby the continuation of any of the facilities might be prejudiced or its terms altered;

              (d) none of the facilities is dependent on the guarantee or indemnity of, or security provided by, a person other than ISL or Subsidiary; and

              (e) none of the Shareholders has any knowledge, information or belief that, as a result of the acquisition of the Shares by SPSS or any other thing contemplated in this agreement, any of the facilities might be terminated or mature prior to its stated maturity.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SPSS

         SPSS represents and warrants to the Shareholders as follows:

         4.1 Organization and Qualification. SPSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS and no other corporate proceedings on the part of SPSS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPSS and constitutes legal, valid and binding agreements of SPSS.

         4.3 Consents and Approvals. There is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for SPSS to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

         4.4 Absence of Conflicts. The execution, delivery and performance by SPSS of this Agreement and the consummation by SPSS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SPSS is or was subject, (ii) violate any order, judgment or decree which is or was applicable to SPSS or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SPSS or any agreement or other instrument to which SPSS is a party or by which SPSS is bound.

         4.5 Brokers and Finders. SPSS has not employed any broker, finder or investment banker, who is entitled to be compensated in connection with this Agreement or the transactions contemplated hereby.

         4.6 Contingent Payments. SPSS intends to prepare business plans with respect to ISL, the intent of which is to enable ISL to achieve ISL Revenues sufficient to require the payment of the maximum Contingent Payments provided for under Section 1.4; provided, however, that SPSS makes no representation, warranty or covenant that such business plans, if implemented, will be successful, or that such levels of ISL Revenues shall be achieved.

         4.7 Insurance. From the Closing Date to December 31, 2000, SPSS shall maintain levels of insurance relating to ISL substantially similar to those maintained by ISL prior to the date hereto as listed on Schedule 3.23.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS


         5.1 Conduct of Business.

         (a) Conduct of Business by ISL and Subsidiary. During the period from the date of this Agreement to the Closing Date, the Shareholders shall cause ISL to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use their best efforts to preserve intact ISL's and Subsidiary's current business organizations, keep available the services of ISL's and Subsidiary's current officers and employees, preserve ISL's and Subsidiary's relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Closing Date and shall cause Subsidiary to do the same. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, neither ISL nor Subsidiary shall (except with the consent of SPSS which shall not be unreasonably withheld):

                  (i) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than the distribution of the Retained Assets set forth in Section 1.5 hereof), (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of ISL or Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, voting securities or convertible securities;

                  (iii) amend its articles of incorporation, by-laws, memorandum of association or articles of association (as the case may be) or other comparable charter or organizational documents;

                    (iv) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that individually or in the aggregate are material to either ISL or Subsidiary, except purchases of inventory in the ordinary course of business consistent with past practice;

                    (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business;

                    (vi) (x) incur any indebtedness, except for short term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person;

                    (vii) make or agree to make any equipment leases or any new capital expenditure or capital expenditures which are individually in excess of $10,000 or in the aggregate are in excess of $20,000;

                    (viii) make any tax election that could reasonably be expected to have a material adverse effect or settle or compromise any income tax liability;

                    (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                    (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which either ISL or Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                    (xi) take any action that would prevent SPSS from making an election under Section 338 of the Code;

                    (xii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of either ISL or Subsidiary or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

                    (xiii) adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees; or

             (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Negotiations with Others. The Shareholders shall not, during the 28-day period from the date of this Agreement, directly or indirectly, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any acquisition proposal. For the purposes of this Agreement, "Acquisition Proposal" means a proposal regarding (i) any merger, consolidation, sale of substantial assets or similar transactions involving either ISL or Subsidiary, (ii) sale of 10% or more of the outstanding shares of capital stock of ISL or any shares of the capital stock of Subsidiary or similar transactions involving ISL or Subsidiary, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

         (c) Notification of Certain Matters. The Shareholders shall give prompt notice to SPSS, and SPSS shall give prompt notice to the Shareholders of: (i) the occurrence or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date and (ii) any failure of the Shareholders on the one hand or SPSS on the other hand, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.


                                   ARTICLE VI

                          COVENANTS OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, covenant as follows:

         6.1 Consents and Approvals. The Shareholders agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by the Shareholders of any of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to SPSS and its counsel. The Shareholders waive any pre-emption rights and rights of first refusal in relation to the Shares, whether under the Articles of Association of ISL or otherwise.

         6.2 Access to Information.

         (a) The Shareholders shall allow SPSS to have complete access at all reasonable times to ISL's officers, employees, agents, properties, books and records, and shall furnish SPSS all financial, operating and other data and information as SPSS, through its officers, employees or agents, may reasonably request.

         (b) No investigation pursuant to this Section 6.2 shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to effect the Acquisition.

         6.3 Further Assurances. The Shareholders shall from time to time, at the request of SPSS and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

         6.4 338 Election. The Shareholders agree to cooperate with SPSS in making an election under Section 338 of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of ISL by SPSS provided, however, such cooperation shall be at no cost to the Shareholders, and further provided, however, such cooperation shall not result in any expansion of the liabilities and obligations of the Shareholders in connection with the Acquisition.

         6.5 Non-Competition Agreements. The Shareholders shall each enter into a Non-Competition agreement with SPSS substantially in the form attached hereto as Exhibit B.

         6.6 Power of Attorney. Pending the entry of SPSS onto ISL's share register, each of the Shareholders will grant to SPSS an irrevocable power of attorney, substantially in the form attached hereto as Exhibit C, to exercise all rights relating to the Shares to the same extent and with the same effect as if SPSS had been entered on such share registrar.

         6.7 Deed of Covenant. The Shareholders shall execute and deliver to SPSS the Deed of Covenant in form attached hereto as Exhibit D (the "Tax Deed").

         6.8 Integral Solutions (Asia). Alan Montgomery shall, within five business days of SPSS' notification of the entity or person in question, at no expense to SPSS, deliver to SPSS evidence reasonably satisfactory to SPSS of the transfer to an entity or person designated by SPSS of shares of Integral Solutions (Asia) Pte Ltd currently held by Alan Montgomery on behalf of ISL.

                                   ARTICLE VII

                                COVENANTS OF SPSS

         SPSS covenants as follows:

         7.1 Retention of Records. After the Closing Date, SPSS will retain all of ISL's and Subsidiary's books and records in their possession in accordance with SPSS' policies for retention of its own books and records, and upon reasonable notice and during SPSS' regular business hours and at reasonable intervals, will provide the Shareholders, and their respective agents and representatives designated in writing, access to such books and records, concerning all periods through and including December 31, 2001.

         7.2 Further Assurances. SPSS shall from time to time execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

         7.3 Revenue Targets and Incentive Packages. After the Closing Date, SPSS shall use all commercially reasonable endeavors to enable ISL to achieve the ISL Revenue targets specified in Section 1.4. After the Closing Date through December 31, 2000, SPSS shall, and shall cause ISL to, offer incentive packages in respect of the sale of ISL products which are at least as attractive as those offered in respect of the sale of SPSS products.

         7.4 Employment Agreement. SPSS shall enter into an Employment Agreement with Colin Shearer (the "Employment Agreement") substantially in the form attached hereto as Exhibit E.

         7.5 Bonus Payments. SPSS shall make or cause ISL or ISLDSI to make such bonus payments to the parties, in the amounts, and at such times as provided in that certain letter dated of even date herewith given by SPSS to the Shareholders.

         7.6 Personal Guarantee. SPSS shall use commercially reasonable efforts to cause Kevin Peyton to be released from any and all personal guarantee obligations under that certain Master Vehicle Lease Agreement between Chrysler Financial Corporation and Subsidiary dated May 29, 1998 and will indemnify Kevin Peyton and keep him harmless from and against all Losses (as hereinafter defined) arising out of or relating to a breach of the covenant in this Section 7.6.

         7.7 Treatment of ISL Products. From the Closing Date to December 31, 2000, SPSS shall treat ISL products in a manner substantially similar to its treatment of other primary SPSS products, to the extent commercially reasonable.

         7.8 Pricing. From the Closing Date to December 31, 2000, with respect only to the Clementine product and other current ISL products as to which a pricing history exists, and except for discounts made in the ordinary course of business, SPSS shall not institute a pricing policy which results in the reduction of the list price of such products by more than 10% annually without the mutual agreement of SPSS and Alan Montgomery. Any disputes under this provision shall be resolved by arbitration in accordance with Section 14.17 hereof.


                                  ARTICLE VIII

                                MUTUAL COVENANTS

         Each of the parties hereto covenants as follows:

         8.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for public announcements on the advice of counsel, each of the parties agrees not to (i) disclose any Confidential Information (defined hereinbelow) of any other party, or the terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby and then only if reasonable steps are taken with such parties to preserve the confidentiality thereof) or (ii) use any Confidential Information for any purpose other than, with respect to SPSS, operating the acquired business. "Confidential Information" shall mean any secret or confidential information of the software business of ISL or SPSS, including, but not limited to, customer information, financial information, technical information, details or information concerning contracts, trade secrets, marketing information or any other data, information or proprietary information of or relating to the software business of ISL or SPSS or any affiliate thereof, or their respective products or services. No obligations shall exist under this Agreement with respect to Confidential Information that (i) is publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of ISL, the Shareholders or SPSS, (ii) is disclosed by a third party which does not have a confidential relationship with either ISL, the Shareholders or SPSS, and which was rightfully acquired by a third party, or (iii) is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided that the parties hereto provide prompt notice of any such subpoena, summons, order or other judicial or governmental process to such other parties of the Confidential Information, so as to allow the parties an opportunity to oppose such process.

         8.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of the Tax Deed and this Agreement. Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement.


                                   ARTICLE IX

                  CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS

         The obligations of the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         9.1 Representations and Warranties. The representations and warranties of SPSS shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         9.2 Performance. SPSS shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date.

         9.3 Filings; Consents: Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by and the performance by SPSS of its obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

         9.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF SPSS

         The obligation of SPSS to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         10.1 Representations and Warranties. The representations and warranties of the Shareholders shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         10.2 Performance. The Shareholders shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date.

         10.3 Filings: Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by the Shareholders of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to SPSS.

         10.4 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by the Shareholders of their respective obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the businesses, results of operations, assets, financial condition or prospects of either ISL or Subsidiary. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

         10.5 Legal Opinion. SPSS shall have received the written opinion, dated the Closing Date, of the Shareholders' U.S. counsel, Saul, Ewing, Remick & Saul, substantially in the form attached hereto as Exhibit G .

         10.6 Delivery. At the Closing, the documents referenced in Article XI shall be delivered to SPSS.

         10.7 Meeting of ISL Board of Directors. SPSS shall have received minutes of ISL's board of directors with respect to a meeting held in accordance with applicable law and ISL's Articles of Association and Memorandum of Association at which meeting such persons as SPSS nominates are appointed additional directors, the stock transfers referred to in Section 11.1 hereof are approved (subject to stamping), the resignations referred to in Section 11.7 are approved and the accounting reference date of ISL is changed to December 31.

         10.8 InferMed Sale. SPSS shall have received evidence, reasonably satisfactory to SPSS, that the InferMed Sale shall have been completed in compliance with the representations and warranties contained in Section 3.42 hereof.

         10.9 ISLDSI Agreement. The sale to SPSS of the minority interest in the capital stock of ISLDSI shall have been completed in accordance with that certain Stock Purchase

Agreement dated of even date herewith, between and among SPSS and the Shareholders listed therein (the "ISLDSI Agreement").

         10.10 Consulting Agreements. SPSS shall have received executed originals of consulting agreements, substantially in the form of Exhibit H attached hereto, from Alan Montgomery and Linda Montgomery.

         10.11 Employment Agreement. SPSS shall have received an executed original of the Employment Agreement.

         10.12 Tax Deed. SPSS shall have received the Tax Deed executed by the Shareholders.

         10.13 Non-Competition Agreements. SPSS shall have received executed originals of Non-Competition Agreements, substantially in the form of Exhibit B attached hereto, from Alan Montgomery, Linda Montgomery, Colin Shearer, Clark Morton and Julian Clinton.


                                   ARTICLE XI

                               CLOSING DELIVERIES

         The following deliveries shall be made at the Closing:

         11.1 Delivery of Stock Certificates and Stock Transfers. The Shareholders shall duly execute and deliver to SPSS stock transfers and share certificates representing all of the Shares.

         11.2 Delivery of Tax Deed and other Closing Documents. The Shareholders shall deliver to SPSS the executed Tax Deed and all other instruments and documents required hereunder.

         11.3 Legal Opinion. The Shareholders shall cause to be delivered to SPSS the ISLDSI Agreement, the written legal opinion of the Shareholders' U.S. counsel, Saul, Ewing, Remick & Saul, in substantially the form attached hereto as Exhibit G, the stock certificates of ISLDSI and corresponding stock powers.

         11.4 Consents. The Shareholders shall deliver to SPSS all consents and approvals required in connection with the performance by the Shareholders of their respective obligations under this Agreement and the consummation by the Shareholders of the transactions contemplated hereby and thereby.

         11.5 Charter: Good Standing Certificates. The Shareholders shall cause to be delivered to SPSS ISL's Memorandum of Association, as amended to the Closing Date, and as filed with the United Kingdom Registrar of Companies. The Shareholders shall deliver Subsidiary's Certificate of Incorporation certified by the Secretary of State of the Commonwealth of Pennsylvania, as well as a good standing certificate from the Secretary of State of the Commonwealth of Pennsylvania.

         11.6 Resignations of ISL's Officers and Directors. The Shareholders shall have caused to be delivered to SPSS resignations, under seal and in such form as SPSS reasonably requires, confirming that they have no claim against ISL or Subsidiary in any form whatsoever, operative as of the Closing Date, of all the officers, the secretary and directors of ISL and Subsidiary.

         11.7 Performance. The parties hereto shall have performed all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

         11.8 Non-Competition Agreements. All of the Shareholders shall execute and deliver to SPSS Non-Competition Agreements in substantially the form attached hereto as Exhibit B.

         11.9 Company Records. The Shareholders shall deliver or cause to be delivered, to SPSS the statutory books, books of account and documents of record of ISL and Subsidiary, complete and up to date, and their certificates and common or corporate seals, if any, the title deeds to all real estate owned by ISL and Subsidiary (or either of them), the documents of title relating to investments owned by each of them, the current checkbooks of each of them, together with current statements of all bank accounts and the appropriate forms to amend, in such manner as SPSS requires, the mandates given to the relevant bank, and written confirmation from the Shareholders that there are no subsisting guarantees given by ISL or Subsidiary in favor of the Shareholders and that, after complying with the succeeding sentence, none of the Shareholders will be indebted to ISL or Subsidiary. The Shareholders shall repay, or cause to be repaid, all amounts owing on the Closing Date to ISL and Subsidiary from the directors of any of them and from the Shareholders, whether due for payment or not.

         11.10 Director Approval. The Shareholders shall deliver or cause to be delivered to SPSS, in form and substance reasonably satisfactory to SPSS, the consent of the directors of ISL to the transfer of the Shares to SPSS hereunder, which consent shall be either an unconditional consent in writing of all the directors of ISL, or minutes of a meeting of the directors of ISL, in either case pursuant to the Articles of Association of ISL.

         11.11 Trustee's Opinion. Each Shareholder that is a trust shall cause Fladgate Fielder to deliver to SPSS a trustee's opinion with respect thereto in form satisfactory to SPSS and its counsel.

                                   ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

         12.1 Survival of Representations and Warranties: Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith ("Warranties") shall survive the Closing Date for a period of three (3) years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Sections 3.2, 3.3 and 3.4, which shall survive indefinitely, and the representations and warranties contained in Sections 3.11, 3.14, 3.17, 3.19 and 3.20, or a representation or warranty which shall prove to be untrue due to the fraud of the Shareholders, which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof, and the Tax Warranties, which shall survive six (6) years, from the latest date the filing of the Closing Returns as is permitted by law without giving rise to interest or penalties for late payment. All covenants contained herein shall survive until performed fully. Notwithstanding anything to the contrary contained herein, Alan Montgomery and Linda Montgomery shall be jointly and severally liable hereunder; provided, however, that they shall have the right to seek contribution from the remaining Shareholders. Each of the other Shareholders shall only be liable for any claim for breach of the Warranties in the same proportions that the Shares sold by him under this Agreement bear to the total issued share capital of ISL immediately before the Closing Date.

         12.2 Indemnification.

         (a) The Shareholders agree, jointly and severally, subject to the provisions of Section 12.1, to indemnify and hold SPSS and its affiliates and subsidiaries and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, interest, penalties, fines, liabilities, demands and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty made by the Shareholders and (A) set forth herein or in any related schedule, (B) set forth in any closing certificate or other document entered into or delivered by the Shareholders in connection with this Agreement (including the Tax Warranties); (ii) any breach of any covenant, obligation or agreement of the Shareholders contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (iii) any of the agreements or arrangements entered into by ISL which in any way contravene Articles 85 or 86 of the EC Treaty or any other anti-trust, anti-monopoly or anti-cartel legislation or regulations; (iv) any claim for indemnification or breach of warranty under all agreements and instruments executed or delivered in connection with the ISS Agreement including, without limitation, the ISS Agreement; (v) any claim for indemnification or breach of warranty under all agreements and instruments executed or delivered in connection with the InferMed Sale, including without limitation that certain agreement relating to the sale of shares of InferMed Limited and assets of Integral Solutions Limited between Integral Solutions Limited and T.A. Montgomery and Amerrall Limited, dated of even date herewith; (vi) any claim for or requirement that any grant relating to ISS or InferMed be repaid, in whole or in part, including interest and penalties thereon (to the extent imposed); (vii) any domestic and foreign patents, trademarks, service marks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor, and all rights in the nature of a copyright, and all registered designs and design rights related to ISS or InferMed including, without limitation, moral rights of any party with respect to any of the foregoing and rights of or claims of rights by employees or former employees of, or other parties related to, ISS or InferMed; (viii) contracts assigned to Amerrall Limited by virtue of that certain Assignment of Contracts dated of even date herewith between ISL and Amerrall Limited; (ix) the failure to obtain the consent of Imperial Cancer Research Technology Limited ("ICRT") to the transfer contemplated by the InferMed Sale; (x) the lack of a release of liabilities and obligations by ICRT in favor of ISL with respect to the transfer contemplated by the InferMed Sale; (xi) the default by ISL under those escrow and other agreements and arrangements referenced in Schedule 3.13(c); (xii) the use by ISL and/or Subsidiary of POPLOG in the Clementine product, the sale and marketing by ISL and/or Subsidiary of Clementine (to the extent POPLOG is in Clementine), and any royalties due or payable (or claimed to be due or payable) in connection therewith by a third party in respect of POPLOG in excess of 1% of the selling price of Clementine; and (xiii) any fraudulent representation or intentional misrepresentation on the part of the Shareholders, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of the Shareholders prior to the Closing Date.

         (b) The liability of the Shareholders for any breach of the Warranties or in respect to any indemnity to be provided to SPSS pursuant to this Article XII unless otherwise stated (an "Indemnification Payment") shall be limited as follows:

         (i) The Indemnification Payment shall not exceed an amount equal to the total consideration paid by SPSS in connection with the transactions contemplated hereby, including the Purchase Price, and to the extent paid, the 1999 Contingent Payments and the 2000 Contingent Payments (the "Cap"). Any Indemnification Payment shall be satisfied first by any funds in the Escrow Account, and then by the Shareholders.

         (ii) Except as otherwise specifically set forth herein, the indemnity provided in this Agreement shall not commence until the cumulative amount of all Losses shall exceed Fifty Thousand Dollars (U.S. $50,000) in the aggregate (the "Basket"); provided, however, that if the Basket is reached, the indemnity provided for herein shall apply to all Losses, including, without limitation, the Basket, subject to the Cap. Notwithstanding the foregoing, the Basket and the Cap shall not apply to the indemnities provided in this Agreement for any failure of title to the Shares, any breaches of any representations or warranties contained herein relating to the Intellectual Assets, or any fraud, willful misconduct, gross negligence or criminal action on the part of the Shareholders, and notwithstanding anything contained or implied in this Agreement, the indemnity obligations set forth in this Section 12(b)(ii) shall survive the Closing without limitation except as provided by the applicable statute of limitations (including any extension of said statute of limitations).

         (iii) The Shareholders shall not be liable in respect of any claim for breach of the Warranties if the breach would not have arisen but for any of the following events occurring after the Closing Date: any change in the basis of, method of calculation of, or increase in the rates of Taxes or changes in the published practice of the Inland Revenue coming into effect after the date of this Agreement, or the withdrawal of any published extra-statutory concession currently granted by the Inland Revenue.

         (iv) Notwithstanding anything to the contrary contained herein, the Shareholders shall not be liable for any breach of the Warranties to the extent that SPSS or those deriving title from SPSS have already obtained reimbursement or restitution in respect of that breach, including receipt of insurance proceeds by such party (less deductibles for such insurance policies).

         (v) In calculating the liability of the Shareholders for any breach of the Warranties, there shall be taken into account the amount by which any Taxes for which ISL or the Subsidiary are now liable, are reduced or extinguished as a result of the matter giving rise to such liability.

         (vi) The Shareholders shall not be liable in respect of any claim for breach of the Warranties to the extent the claim is wholly or partly attributable to:

               (i) any voluntary act, omission, transaction or arrangement carried out at the request of SPSS before the Closing Date; or

               (ii) any voluntary act, omission, transaction or arrangement carried out by SPSS or on its behalf or by persons deriving title from SPSS, on or after, the Closing Date,

               provided always that any action or omission contemplated by clauses 4 and 8 of the Tax Deed shall not fall within this clause.

         (vii) The Shareholders shall not be liable in respect of any claim for breach of the Warranties to the extent that the liability arises or is increased as a result of any changes in legislation made after the date of this Agreement which take effect retrospectively.

         (viii) Limitations of liability under the Tax Deed shall be as set forth in clause 3 of the Tax Deed.

         12.3 Indemnification by SPSS. SPSS agrees to indemnify and hold the Shareholders harmless from and against any and all Losses relating to (i) any breach of any representation or warranty of SPSS set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered by SPSS in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of SPSS contained in this Agreement or in any other closing document; (iii) any fraudulent representation or intentional misrepresentation on the part of SPSS, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of the Shareholders prior to the Closing Date; and (iv) any election under Section 338 of the Code.

         12.4 Indemnification Procedure. (a) An indemnified party under this
Article XII shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought (each an "Indemnification Event"), and through counsel reasonably satisfactory to the indemnified party, the indemnifying party shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense.

         In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of the indemnifying party (which shall not be unreasonably withheld); provided, however, that the indemnified party may settle any claim or cause of action without the indemnifying party's consent, but in such case the indemnifying party shall not be required to reimburse the indemnified party for its Losses except and to the extent that the results of arbitration, conducted in accordance with Section
14.13 hereof, determines that the indemnifying party must indemnify the indemnified party therefor. Notwithstanding anything in this Section 12.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

         In relation to any claim in respect of the Warranties or under the Tax Deed, SPSS shall give such information and access to personnel, premises, documents and records to the Shareholders and their professional advisers as the Shareholders shall reasonably request.

         (b) The procedure relating to any indemnification relating to Taxes shall be as set forth in Clause 4 of the Tax Deed.

         12.5 Offset Against Unpaid Amounts. Without limiting such other rights as SPSS may have and subject to the survival period of the representation and warranties contained in Section 12.1, if, prior to the time that any payment of the Purchase Price or Contingent Payments are to be delivered, and after the Basket has been reached, SPSS has learned of a breach of any representation, warranty, covenant or agreement of the Shareholders contained in this Agreement, SPSS may by written notice deduct from the amount of such payment otherwise owed an amount equal to the aggregate of (a) the amount necessary to cure or make it whole for such breach or (b) the amount of losses, damages and expenses incurred or demonstrably in prospect of being incurred in connection with or caused by such breach.

         12.6 Treatment as Adjustment of Purchase Price. Any indemnification payment received by a party hereunder shall be treated (so far as possible) as an adjustment of the Purchase Price. However, in the event that the IRS, Inland Revenue or any other taxing authority determines that such indemnification payment constitutes taxable gain or income to the indemnified party, the indemnifying party shall increase the amount otherwise required to be paid so that the indemnified party, receives, on an after-tax basis, an amount equal to the amount it would have received had the indemnity not resulted in taxable gain or income.

         12.7 Interest. Any Indemnification Payment not paid when due shall bear interest at the Default Rate, from the date such Indemnification Payment was due to the date of actual payment.

                                  ARTICLE XIII

                       TERMINATION, AMENDMENT AND WAIVER

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual written consent of the parties hereto;

         (b) by the Shareholders or SPSS if a material breach of any provision of this Agreement has been committed by the other party and such breach is not waived by the non-breaching party;

         (c) by SPSS, if the conditions set forth in Article IX hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Shareholders on or before December 31, 1998; or

         (d) by the Shareholders, if the conditions set forth in Section VIII hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by SPSS or before December 31, 1998; or

         (e) by either SPSS or the Shareholders if the Acquisition shall not have been consummated on or before December 31, 1998; or such later date as the parties hereto agree in writing.

         13.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall hereafter become void and there shall be no liability or further obligation on the part of the Shareholders or SPSS or its officers or directors, except as set forth in
Section 8.1 and Section 14.3 and except that nothing herein will relieve any party from liability for breach of this Agreement.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Warranty Updates. The Shareholders, and each of them, shall promptly disclose in writing to SPSS anything which becomes known to any of them prior to Closing and is inconsistent with the representations and warranties contained in Article III hereof (the "Warranties") or the contents of the Schedules thereto, or which would result in the Warranties not being accurate at Closing with reference to the facts or circumstances then applying, or which might be material to be known by a buyer for value of the Shares.

         14.2 Application of Warranties. Each of the Warranties is without prejudice to the other Warranties and, except where expressly stated otherwise, no clause governs or limits the extent or application of the other clauses.

         14.3 SPSS Actions. The rights of SPSS in respect of a breach of the Warranties shall not be affected by Closing, by investigations made by or on behalf of SPSS into the affairs of ISL or Subsidiary, by SPSS rescinding, or failing to rescind, this Agreement, or failing to exercise or delaying the exercise of a right or remedy, or by anything else, except a specific authorized written waiver or release, and no single or partial exercise of a right shall preclude a further or other exercise.

         14.4 ISL and Subsidiary Information. None of the information supplied by ISL, Subsidiary or either of their professional advisers to the Shareholders, or their representatives or advisers, in connection with the Warranties and the contents of the Schedules, or otherwise in relation to the business or affairs of ISL and Subsidiary, shall be deemed a representation as to its accuracy by ISL or Subsidiary to the Shareholders, and the Shareholders shall not make a claim against ISL or Subsidiary in respect to it.

         14.5 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

         14.6 Waiver of Compliance. Any failure of the Shareholders on the one hand, or SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

         14.7 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by each party in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by that party including, without limitation, the InferMed Sale and the sale to SPSS of the ISLDSI shares not owned by ISL, all fees of counsel and accountants.

         14.8 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

         (a) If to the Shareholders to:

                    Alan Montgomery
                    8 Fitzroy Street, Fleet
                    Hampshire GU13 8HJ
                    United Kingdom
                    Facsimile: +44-1252-617112 (call first)


                    with a copy to:

                    Fladgate Fielder
                    25 North Row
                    London, England
                    W1R 1DJ
                    Attention:  Roger Loosley
                    Facsimile:  +44-171-629-4414

Or to such other person or address as the Shareholders shall furnish to SPSS in writing by notice given in the manner set forth in (a) above.

         (b) If to SPSS, to:

                    SPSS Inc.
                    233 South Wacker Drive
                    Chicago, Illinois 60606
                    Attention: Mr. Edward Hamburg
                    Facsimile No.:  (312) 651-3558

                    with a copy to:

                    Ross & Hardies
                    150 North Michigan Avenue, Suite 2500
                    Chicago, Illinois 60601
                    Attention: Beth A. Sansiper, Esq.
                    Facsimile No.:  (312) 750-8600

or to such other person or address as SPSS shall furnish to the Shareholders in writing by notice given in the manner set forth above.

         14.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any other entity wholly owned by SPSS. If such assignment shall be made by SPSS, the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, provided, that SPSS shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

         14.10 Publicity. Neither the Shareholders nor SPSS shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

         14.11 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.12 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         14.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, United States of America, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

         14.14 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.15 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         14.16 References to Laws. References to particular statutes within this Agreement, to the extent such references relate to laws other than the laws of the United States or any particular State thereof, are intended to refer, and shall be construed as referring, to laws of the United Kingdom.

         14.17 Arbitration. Any dispute as to any claims under this Agreement shall be settled by arbitration in Chicago, Illinois by three arbitrators, one of whom shall be appointed by the Shareholders, one by SPSS and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 30 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the District of Illinois. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Any award issued as a result of arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that any award issued as a result of arbitration shall be reviewable de novo by a court of competent jurisdiction for errors of law. The costs of the arbitration and the arbitrator shall be allocated as provided in the results of the arbitration.

         14.18 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.

SPSS INC., a Delaware corporation


By:
   -----------------------------------------------
   Name:    Jack Noonan
   Title:   President and Chief Executive Officer

THE ISL SHAREHOLDERS:


----------------------------------          ----------------------------------
Alan Montgomery                             Linda Montgomery


----------------------------------          ----------------------------------
Clark Morton                                Colin Shearer


----------------------------------          ----------------------------------
Karen Mussan, formerly Karen Osborne        Julian Clinton


----------------------------------          ----------------------------------
Suzanne Partridge                           Patricia Hughes


----------------------------------          ----------------------------------
Claire Budden                               Jonathan Meyer


----------------------------------          ----------------------------------
David Elsdon                                Matthew Colebourne


Alan Montgomery and Linda Montgomery,
as Trustees of the Alan Montgomery
Childrens' Settlement, solely in their
capacity as trustees and not individually


By:  __________________________________
     Thomas Alan Montgomery


By:  __________________________________
     Linda Frances Montgomery

                            LIST OF OMITTED SCHEDULES
                            -------------------------


Sch. 1.3       List of Shareholders, holdings and proportions

Sch. 1.4       List of products and sources of revenues

Sch. 1.5       Retained Assets

Sch. 3         Disclosures

Ex. A          Tax Warranties

Ex. D          Tax Deed

Ex. F          General Release and Waiver and Bonus list.